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                                                                     EXHIBIT 3.2


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                         SUNBELT AUTOMOTIVE GROUP, INC.


                                       1.

                  The name of the Corporation is Sunbelt Automotive Group, Inc.

                                       2.

         The Articles of Incorporation are hereby amended by inserting the following new paragraph immediately following paragraph (C) of Article VI:

                           D. Any vacancy on the Board of Directors resulting
                  from any increase in the authorized number of Directors shall be filled by a majority vote of the remaining Directors, though less than a quorum, and the Directors so chosen shall hold office for a term expiring at the next annual meeting of the shareholders at which a successor shall be elected and shall qualify.

                                       3.

         The Articles of Incorporation are hereby further amended by deleting
Article X in its entirety and inserting in lieu thereof the following paragraph:

                                   Article X.

                  Special meetings of the Shareholders, for any purpose, unless otherwise prescribed by statute, may be called by the Chairman of the Board, the Chief Executive Officer or the Secretary, and shall be called by the Chairman of the Board, the Chief Executive Officer or the Secretary: (a) when so directed by the Board of Directors, (b) at the request in writing by a majority of the Directors then holding such office, delivered to such Officer, or (c) when the holders of at least seventy-five percent (75%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Secretary one or more written demands for the meeting.








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                                       4.

                  The amendment was duly adopted by the Board of Directors of the Corporation on June 22, 1998 and was consented to by the shareholders of the Corporation on June 22, 1998.

                  IN WITNESS WHEREOF, the corporation has caused this Amendment to its Articles of Incorporation to be executed by its duly authorized officer.



                                         /s/ STEPHEN C. WHICKER
                                         --------------------------------------
                                         Stephen C. Whicker, Secretary